Exhibit 5

DLA Piper LLP (US)

The Marbury Building

6225 Smith Avenue

Baltimore, Maryland 21209-3600

T 410.580.3000

F 410.580.3001

W www.dlapiper.com

May 29, 2015

EQUITY RESIDENTIAL

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We serve as special Maryland counsel to Equity Residential, a Maryland real estate investment trust (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on Form S-3 filed by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) of 1,123,822 (the “Shares”) common shares of beneficial interest, $0.01 par value per share, of the Company (“Common Shares”), which may be offered and sold from time to time by certain selling shareholders of the Company listed in the Registration Statement after issuance by the Company upon the exchange of units of limited partnership interest (the “Units”) in ERP Operating Limited Partnership, an Illinois limited partnership (the “Operating Partnership”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	The Registration Statement and the related form of prospectus included therein, in the form in which it was transmitted to the Commission under the Act;

2.	The declaration of trust of the Company, as in effect on the date hereof, represented by the Articles of Restatement filed of record with the Maryland State Department of Assessments and Taxation (the “SDAT”) on January 18, 2005 (as certified as of the date hereof by an officer of the Company, the “Declaration”);

3.	The Seventh Amended and Restated Bylaws of the Company (as certified as of the date hereof by an officer of the Company, the “Bylaws”);

4.	Resolutions adopted by the Board of Trustees of the Company on (i) July 6, 1995, (ii) December 7, 2011 and (iii) December 12, 2000, and last amended and restated on December 16, 2014, relating to, among other things, the registration, sale and issuance of the Shares (as certified as of the date hereof by an officer of the Company, the “Board Resolutions”);

EQUITY RESIDENTIAL

May 29, 2015

5.	A certificate of the State Department of Assessments and Taxation of Maryland (the “SDAT”) as to the good standing of the Company, dated as of a recent date;

6.	The Sixth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of March 12, 2009 (the “Partnership Agreement”), certified as of the date hereof by an officer of the Company; and

7.	A certificate executed by an officer of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

(a)	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

(b)	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

(c)	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s (including the Company’s) obligations set forth therein are legal, valid and binding.

(d)	All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

(e)	The Units have been validly issued by the Operating Partnership, the Company will issue the Shares in accordance with the Board Resolutions and the Partnership Agreement, and, prior to the issuance of any of the Shares, the Company will have available for issuance, under the Declaration, the requisite number of authorized but unissued Common Shares.

(f)	The Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Shares (as defined in the Declaration) contained in Article VII of the Declaration.

(g)	Appropriate certificates representing the Shares, if requested, will be executed and delivered upon issuance and sale of any of the Shares, and will comply with the Declaration, the Bylaws and applicable law.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares have been duly authorized and, if and when issued and delivered in exchange for the Units in accordance with the Partnership Agreement and the Board Resolutions, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland (exclusive of the principles of conflict of laws) as currently in effect and we do not express any opinion herein concerning any other law. We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

EQUITY RESIDENTIAL

May 29, 2015

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

DLA PIPER LLP (US)

/s/ DLA Piper LLP (US)